EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE OF CLAIMS AGREEMENT

This SEPARATION AND GENERAL RELEASE OF CLAIMS AGREEMENT (this “Agreement”) is entered into by and between Select Water Solutions, LLC (the “Company”) and Christina Ibrahim (“Employee”). Select Water Solutions, Inc. (“Select”) enters into this Agreement for the purpose of acknowledging and agreeing to Sections 2.2 and 19 below and those provisions of this Agreement necessary to interpret and apply them.  Select, the Company and Employee are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, reference is made to that certain: (i) Restricted Stock Grant Notice and Restricted Stock Agreement effective February 24, 2025 by and between Employee and Select (the “2025 Restricted Stock Agreement”); (ii) Restricted Stock Grant Notice and Restricted Stock Agreement effective February 24, 2024 by and between Employee and Select (the “2024 Restricted Stock Agreement”); (iii) Restricted Stock Grant Notice and Restricted Stock Agreement effective May 4, 2023 by and between Employee and Select (the “2023 Restricted Stock Agreement”); (iv) Performance Share Unit Grant Notice – Relative and Absolute Total Shareholder Return and Performance Share Unit Agreement effective February 24, 2025 (the “2025 PSU Agreement”); (v) Performance Share Unit Grant Notice – Absolute Total Shareholder Return and Performance Share Unit Agreement effective February 24, 2024 (the “2024 PSU Absolute TSR Agreement”); (vi) Performance Share Unit Grant Notice – Return on Assets and Performance Share Unit Agreement effective February 24, 2024 by and between Employee and Select (the “2024 PSU ROA Agreement”); (vii) Performance Share Unit Grant Notice – Adjusted Free Cash Flow and Performance Share Unit Agreement effective May 4, 2023 by and between Employee and Select (the “2023 PSU Adjusted FCF Agreement”); and (viii) Performance Share Unit Grant Notice – Return on Assets and Performance Share Unit Agreement effective May 4, 2023 by and between Employee and Select (the “2023 PSU ROA Agreement” and together with the 2025 Restricted Stock Agreement, 2024 Restricted Stock Agreement, 2023 Restricted Stock Agreement, 2025 PSU Agreement, 2024 PSU Absolute TSR Agreement, 2024 PSU ROA Agreement, and 2023 PSU Adjusted FCF Agreement, the “Award Agreements”);

WHEREAS, as of the Separation Date (as defined below), Employee ceased to be employed by the Company or any of its affiliates, and Employee resigned from all offices she held with the Company and Select, including such offices as Select’s Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary;

WHEREAS, the Parties wish for Employee to receive certain severance benefits, which benefits are conditioned upon Employee’s entry into, and non-revocation of, this Agreement in the time provided to do so and Employee’s compliance with the terms of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company, Select, or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.Separation from Employment. The Parties acknowledge and agree that the last day of Employee’s employment with the Company was August 5, 2025 (the “Separation Date”). As of the Separation Date, Employee had no further employment relationship or offices with the Company, Select, or any other Company Party, and Employee is deemed to have resigned as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of the Company and Select.
2.Separation Benefits.
2.1Bi-Weekly Separation Payments. Provided that Employee (i) executes this Agreement on or after the Separation Date and returns a copy of this Agreement signed by Employee to Company care of Kristi Long, SVP HR at 1820 N I-35 Gainesville, Texas 76240 (email: Klong@selectwater.com) so that it is received by Kristi Long no later than August 26, 2025 before 11:59 p.m. Gainesville, Texas time; (ii) does not exercise Employee’s revocation right as set forth in Section 14 below; and (iii) abides by each of Employee’s commitments set forth herein, then:
(a)the Company will pay Employee a total amount equal to $675,000, less applicable taxes and withholdings (the “Separation Payment”), which amount represents twelve (12) months’ worth of Employee’s base salary as in effect immediately prior to the Separation Date plus 100% of Employee’s target bonus under the Company’s short-term incentive plan (the “STI Plan”) for 2025. The Separation Amount shall be paid in twenty-six (26) substantially equal installments on the Company’s regular bi-weekly pay dates that follow the Separation Date. On the Company’s first regularly scheduled pay date that comes after the day that this Agreement has been timely signed by Employee and returned to the Company as set forth above and the Release Revocation Period (as defined below) has expired without Employee having exercised Employee’s revocation right (such date, the “First Payment Date”), the Company shall pay to Employee, without interest, a number of installments of the Separation Payment equal to the number of such installments that would have been paid during the period beginning on the Separation Date and ending on the First Payment Date had the installments been paid on the Company’s regular bi-weekly pay dates commencing on the Company’s first regularly scheduled pay date following the Separation Date, and each of the remaining installments shall be paid on a bi-weekly basis thereafter.
(b)The Company shall pay to Employee a pro-rated portion of the bonus under the STI Plan that Employee would have been paid for 2025 (the “Pro-Rata Bonus Payment”), which Pro-Rata Bonus Payment, if any, shall be paid (if the applicable criteria for earning a bonus under the STI Plan are satisfied for 2025, other than the requirement with respect to continued employment through the applicable payment date), at the same time bonuses under the STI Plan for 2025 are paid to similarly situated employees of the Company, but no later than March 15, 2026.

2.2Treatment of Outstanding Equity Awards. Employee has been granted certain equity awards that remain outstanding and unvested as of the Separation Date.
(a)Performance Share Unit: Employee was granted (i) 20,718 target Performance Share Units (“PSUs”) pursuant to the 2023 PSU ROA Agreement; (ii) 20,718 target PSUs pursuant to the 2023 PSU Adjusted FCF Agreement (such PSUs that remain outstanding, in each case shall be referred to herein as the “Subject PSUs”). All of the Subject PSUs remain outstanding and unvested on the Separation Date. In addition to the Subject PSUs, Employee was granted, (iii) 17,626 target PSUs pursuant to the 2024 PSU Absolute TSR Agreement (the “2024 Absolute TSR PSUs”) and 17,626 target PSUs pursuant to the 2024 PSU ROA Agreement (the “2024 ROA PSUs” and together with the 2024 Absolute TSR PSUs, the “2024 PSUs”); (iv) 23,202 target PSUs pursuant to the 2025 PSU Agreement (the “2025 PSUs”). All of the 2024 PSUs and the 2025 PSUs remain outstanding and unvested on the Separation Date. In consideration for Employee’s entry into (and non-revocation in the time provided to do so) this Agreement and abiding by the terms herein, as of the Separation Date, (A) the service requirement applicable to the Subject PSUs shall be deemed satisfied and the Subject PSUs shall remain outstanding and eligible to vest and settle, subject to the satisfaction of the applicable performance goals, in accordance with the original vesting schedules set forth in the applicable Award Agreements; (B) the service requirement applicable to 9,054 of the 2024 Absolute TSR PSUs shall be deemed satisfied and such PSUs shall remain outstanding and eligible to vest and settle, subject to the satisfaction of the applicable performance goals, in accordance with the original vesting schedule set forth in the 2024 PSU Absolute TSR Agreement; (C) the service requirement applicable to 9,054 of the 2024 ROA PSUs shall be deemed satisfied and such PSUs shall remain outstanding and eligible to vest and settle, subject to the satisfaction of the applicable performance goals, in accordance with the original vesting schedule set forth in the 2024 PSU ROA Agreement and (D) the service requirement applicable to 4,174 of the 2025 PSUs shall be deemed satisfied and such PSUs shall remain outstanding and eligible to vest and settle, subject to the satisfaction of the applicable performance goals, in accordance with the original vesting schedule set forth in the 2025 PSU Agreement.

If Employee fails to abide by any of Employee’s obligations under this Agreement, the portion of the Subject PSUs, 2024 PSUs, and 2025 PSUs that remains outstanding and unvested as of the date of such failure shall be forfeited for no consideration. For the avoidance of doubt, the portion of the 2024 PSUs and 2025 PSUs that does not remain outstanding and eligible to vest and settle in accordance with the terms hereof and the applicable Award Agreements, were forfeited for zero consideration on the Separation Date pursuant to the terms of the 2024 PSU Absolute TSR Agreement, the 2024 PSU ROA Agreement, and the 2025 PSU Agreement, as applicable.

(b)Restricted Stock Award: Employee was granted 41,436 restricted shares (“Restricted Shares”) of which 13,812 remain outstanding, pursuant to the 2023 Restricted Stock Agreement, (such Restricted Shares that remain outstanding, shall be referred to herein as the “Subject Restricted Shares”). All of the Subject Restricted Shares remain outstanding and unvested on the Separation Date. In consideration for Employee’s entry into (and non-revocation of) this Agreement and abiding by the terms herein, as of the Separation Date, the Subject Restricted Shares shall vest in full and be settled in accordance with the applicable Award Agreements.

For the avoidance of doubt, all Restricted Shares granted to Employee pursuant to the 2024 Restricted Stock Agreement and the 2025 Restricted Stock Agreement that remain outstanding and unvested as of the Separation Date were forfeited for zero consideration on the Separation Date pursuant to the terms of the 2024 Restricted Stock Agreement and the 2025 Restricted Stock Agreement, as applicable.

2.3COBRA Coverage. So long as Employee satisfies the requirements to receive the Separation Payment, then during the portion, if any, of the twelve (12) month period following the Separation Date (the “Subsidy Period”) that Employee elects to continue coverage for Employee and Employee’s eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide a subsidy on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Employee shall be eligible to receive such subsidy payments until the earliest of: (i) the last day of the Subsidy Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee). Employee acknowledges and agrees that the election of continuation coverage pursuant to COBRA and the payment of any premiums due with respect to such continuation coverage will remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other Company Party, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or any other Company Party.
3.Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Employee acknowledges and agrees that, as of the Separation Date, Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company and any other Company Party, and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights, been reimbursed for all expenses, and been paid all sums that Employee has been owed by the Company, Select, and any other Company Party, including all payments arising out of all incentive plans and any other bonus or contractual arrangements.  Employee acknowledges and agrees that

Employee has no right to any severance pay or severance benefits other than as set forth herein, and Employee is not entitled to the severance pay and benefits set forth herein but for Employee’s entry into this Agreement and compliance with the terms herein.  Employee acknowledges and agrees that the Company and each other Company Party have fully satisfied all obligations to Employee pursuant to any and all employment agreements, and all notices of termination of employment are deemed to have been fully and finally satisfied.
4.Complete Release of Claims.
(a)For good and valuable consideration, including the benefits described in Sections 2 of this Agreement (and any part thereof), Employee hereby forever releases, discharges and acquits the Company, Select, each of their respective affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company, Select or any of their affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties” and each a “Company Party”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment or affiliation with any Company Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing, whether known or unknown, on or prior to the date that Employee executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, and Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the Occupational Safety and Health Act; (E) the Family and Medical Leave Act of 1993; (F) the Securities Exchange Act of 1934; (G) the Investment Advisers Act of 1940; (H) the Investment Company Act of 1940; (I) the Private Securities Litigation Reform Act of 1995; (J) the Sarbanes-Oxley Act of 2002; (K) the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (L) the Fair Labor Standards Act and any other federal, state, or local wage law; (M) any other local, state, or federal law, regulation, or ordinance including the laws of the State of Texas and the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (N) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (O) any public policy, contract, tort, or common law, including any claim for defamation, slander, libel, negligence, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (ii)

any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all claims Employee may have under any employment contract or offer letter or any other agreement, incentive or compensation plan (including the Award Agreements) or under any other benefit plan or program; (iv) any claim, whether direct or derivative, arising from, or relating to, Employee’s status as a member or holder of any interest in the Company or any other Company Party; and (v) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery from any Company Party as a result of such Governmental Agency proceeding or subsequent legal actions.  Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity). Further, in no event shall the Released Claims include (i) any claim that arises after the date this Agreement is executed by Employee; or (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that ERISA prevents from being released pursuant to a release agreement. Nothing herein will prevent Employee from seeking workers’ compensation or unemployment insurance benefits.
(c)Nothing in this Agreement shall prohibit or restrict Employee from (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by Governmental Agency regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Employee  from any Governmental Agency; (c) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Agency relating to a possible violation of law; or (d) making any disclosures that are protected under the whistleblower provisions of any applicable law.  This Agreement does not require Employee to obtain prior authorization from Select or the Company before engaging in any conduct described in this paragraph or to notify Select or the Company that Employee has engaged in any such conduct.

5.Advice to Consult with Counsel and Employee’s Acknowledgments. This is an important legal document, and Employee is hereby advised to consult with an attorney prior to entering into this Agreement.  By executing and delivering this Agreement, Employee expressly acknowledges that:
(a)Employee has carefully read this Agreement and has had sufficient time (and at least 21 days) to consider it;
(b)Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Employee is already entitled;
(c)Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney before signing this Agreement, and Employee has had an adequate opportunity to do so prior to executing this Agreement;
(d)Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this document; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Agreement;
(e)Employee relies on Employee’s own judgment in entering into this Agreement, and in entering this Agreement, Employee has not relied on any representation or statement, written or oral, of any Company Party or any Company Party’s agent that is not set forth in this Agreement;
(f)No changes to this Agreement, whether material or immaterial, will re-start the time period for Employee to consider whether to enter into this Agreement and accept the terms set forth herein; and
(g)No Company Party has provided any tax or legal advice regarding this Agreement to Employee, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.
6.Cooperation. Employee agrees to assist the Company, Select and their respective counsel in any internal or external audits, projects, litigation, regulatory actions, complaints or claims against or involving the Company, Select or their affiliates and otherwise provide such assistance as the Company, Select and their respective counsel may deem necessary in connection with such audits, projects, IP application requirements, litigation, regulatory actions, complaints or claims (including, without limitation, appearing at the Company’s or Select’s request to give truthful testimony without requiring service of a subpoena or other legal process) unless otherwise prohibited by law. The Company shall provide Employee with reasonable advance notice of any internal or external audits, projects, IP application requirements, litigation, regulatory actions, complaints or claims against or involving the Company or its affiliates that may require Employee’s services under this Section 6.

7.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.
8.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
9.Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Employee and the Company (or, with respect to any change regarding “The Treatment of Outstanding Equity Awards” section hereof (if applicable), signed by Select).  This Agreement (and, as referenced herein, the Award Agreements) constitutes the entire agreement of the Parties with regard to the subject matter hereof.  Notwithstanding the foregoing, this Agreement complements and is in addition to (and does not supersede or replace) any obligation Employee has to the Company or any of its affiliates (whether arising by contract, common law, statute, or otherwise) with respect to non-disclosure, confidentiality, non-competition or non-solicitation, and return of property.
10.Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company, Select, and each other Company Party, as Employee expressly acknowledges and agrees that each Company Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s representations, warranties and releases set forth in this Agreement.
11.Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
12.Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.
13.Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company, Select, or any other Company Party, including all equipment, computers, computer files, electronically stored information and all other materials provided to Employee by the Company, Select or any other Company Party in the course of Employee’s employment or affiliation, and Employee further represents and warrants that Employee will not maintain a copy of any such materials in any form.
14.Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by the Company, care of Kristi Long, SVP HR, at 1820 N I-35 Gainesville, Texas 76240 (email: Klong@selectwater.com) so that it is received by Kristi Long before 11:59 p.m. Gainesville, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 4 will be of no force or effect, Employee will not receive the consideration set forth in Section 2 or any other severance pay or benefits set forth herein, and this Agreement shall be null and void; provided, however, the terms of Section 1 shall remain in effect.
15.Section 409A. Neither this Agreement nor any payment provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or otherwise shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding the foregoing, the Company and Select make no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company, Select, or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
16.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.  All references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise.  This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
17.No Waiver.  No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.Assignment.  This Agreement is personal to Employee and may not be assigned by Employee.  The Company may assign its rights and obligations under this Agreement without Employee’s consent, including to any other Company Party and to any successor (whether by merger, purchase or otherwise).
19.Non-Disparagement; Reference Letter.
19.1Employee hereby agrees that Employee shall not disparage or otherwise take any action which is intended to adversely affect the personal, professional or business reputation of the Company, Select, any of their affiliated entities, or any of their respective products, services, directors, officers, managers, members, agents, or representatives in any manner. Select hereby agrees that it shall instruct the persons serving, as of the Separation Date, as (i) members of Select’s board of directors, and (ii) its President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Strategy and Technology Officer, Executive Vice President, Business and Regulatory Affairs, Senior Vice President Water Services, Executive Vice President Chemistry, and Senior Vice President Human Resources not to disparage or otherwise take any action which is intended to adversely affect the personal, professional or business reputation of Employee.  Nothing in this Section 19.1 shall prevent any individual or entity from: (a) making any truthful statement in the course of any investigation, audit, or legal proceeding or in response to a subpoena or other legal process, (b) making any disclosures or statements required by applicable law or regulatory requirements, (c) making any statements in the course of filing a charge with, or initiating, testifying, assisting, or participating in any manner with an investigation conducted by a local, state, or federal governmental agency or regulatory authority; (d) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled; or (e) making any communication to a Governmental Agency, including as described in Section 4(b).
19.2Employee agrees to direct all requests for professional references from third parties to a human resources representative designated by the Company or Select (who shall initially be Kristi Long, SVP HR, at the e-mail address listed in Sections 2.1 and 14 above). In response to such third-party requests, the Company’s or Select’s human resources representative will provide the reference letter attached hereto as Exhibit A.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

SELECT WATER SOLUTIONS, LLC

By:

Name: Kristi Long

Title: SVP, HR

Date:

With respect to Sections 2.2 and 19 and those provisions of this Agreement necessary to interpret and apply them:

SELECT WATER SOLUTIONS, INC.

By:

Name: Kristi Long

Title: SVP, HR

Date:

Christina Ibrahim

Date:

EXHIBIT A

REFERENCE LETTER

[Select Water Solutions, Inc. letterhead]

August 5, 2025

Re: Christina Ibrahim

To Whom it May Concern:

This letter confirms that Christina Ibrahim was employed by Select Water Solutions, LLC (the “Company”) from May [●], 2023 through August 5, 2025.  During that time, Christina served as the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of the Company’s parent company, Select Water Solutions, Inc. (“Select”).

Christina made important contributions to the Company and Select, and she departed on good terms.  We appreciate her efforts on Select’s and the Company’s behalf, and wish her well in her future endeavors.

Yours sincerely,

John Schmitz
Chairman of the Board, President and Chief Executive Officer